Exhibit 99.1

EXECUTION COPY

IRIDEX CORPORATION

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is entered into as of August 16, 2011 by and between Iridex Corporation (the “Company”), and Dr. Dominik Beck (“Executive”).

1. Duties and Scope of Employment.

(a) Positions and Duties. Executive will serve as President and Chief Executive Officer of the Company effective as of the date on which Executive first commences fulltime employment with the Company (the “Effective Date”). Executive will render such business and professional services in the performance of his duties, consistent with Executive’s position within the Company, as will reasonably be assigned to him by the Company’s Board of Directors (the “Board”). The Board may modify Executive’s job title and duties as it deems necessary and appropriate in light of the Company’s needs and interests from time to time. The period of Executive’s employment under this Agreement, which shall commence on the Effective Date, is referred to herein as the “Employment Term.” Executive agrees to use his best efforts to commence employment with the Company on or prior to October 15, 2011. The parties agree that, except for the Company’s payment obligations under Section 3(g) hereof, if any, this Agreement will automatically terminate if Executive has not commenced employment with the Company on or before October 15, 2011; provided, however, that in the event that Executive is enjoined from commencing employment with the Company by his former employer the parties shall use their commercially reasonable efforts to agree in writing on an appropriate extension of the October 15, 2011 deadline. The parties further acknowledge and agree that notwithstanding the parties’ execution of this Agreement, Executive shall not be deemed to be an employee of the Company until and unless Executive formally commences fulltime employment with the Company.

(b) Board Membership. During the Employment Term, Executive will serve as a member of the Board, subject to any required Board and/or stockholder approval.

(c) Obligations. During the Employment Term, Executive will perform his duties faithfully and to the best of his ability and will devote his full business efforts and time to the Company. For the duration of the Employment Term, Executive agrees not to actively engage in any other employment, occupation or consulting activity for any direct or indirect remuneration without the prior approval of the Board, which shall not be unreasonably withheld. It shall not be considered a violation of the foregoing for Employee to serve on corporate, industry, civic, religious or charitable boards or committees, so long as such activities do not individually or in the aggregate significantly interfere with the performance of Employee’s responsibilities as an employee of the Company in accordance with this Agreement.

2. At-Will Employment. The parties agree that Executive’s employment with the Company will be “at-will” employment and may be terminated at any time with or without Cause or notice. Executive understands and agrees that neither his job performance nor promotions, commendations, bonuses or the like from the Company give rise to or in any way serve as the basis for modification, amendment, or extension, by implication or otherwise, of his employment with the Company. However, as described in this Agreement, Executive may be entitled to severance benefits depending on the circumstances of Executive’s termination of employment with the Company.

3. Compensation.

(a) Base Salary. During the Employment Term, the Company will pay Executive an annual salary of $300,000 as compensation for his services (the “Base Salary”), which will be prorated in the first and last year of employment and will be subject to review following the twelve (12) month anniversary of the Effective Date. The Base Salary will be paid periodically in accordance with the Company’s normal payroll practices and be subject to the usual, required withholding. Notwithstanding the foregoing, Executive shall be subject to the Company’s regular employee performance review and compensation adjustment process (“Compensation Process”), and nothing in this Agreement shall limit, restrict or preclude the Company from (i) increasing, decreasing or otherwise changing Executive’s Base Salary, or the terms of payment thereof, (ii) determining the procedures and criteria for payment of incentive or variable compensation, (iii) determining the amount of incentive or variable compensation, if any, to be paid to Executive at any time, or determining that Executive is not entitled to an incentive or variable compensation payment, or (iv) discontinuing the Company’s incentive or variable compensation programs, with or without substitution of a similar or dissimilar program, in each event pursuant to the Compensation Process or otherwise without Executive’s consent.

(b) Bonus Plan. Executive will be eligible to earn cash bonuses through participation in the Company’s Senior Staff Bonus Plan (the “Bonus Plan”). All cash bonuses earned by the Executive through the Bonus Plan will be paid in accordance with the Company’s standard practices, but no later than two and one half (2  1/2) months after the calendar year in which such cash bonuses are earned.

(c) Stock Option. As of the Effective Date, Executive will be granted a stock option to purchase 135,000 shares of the Company’s Common Stock at an exercise price equal to the fair market value of Company common stock per share on the date of grant (the “Option”). Subject to the accelerated vesting provisions set forth herein, the Option will vest as to 25% of the shares subject to the Option one (1) year after the Effective Date and as to 1/48th of the shares subject to the Option monthly thereafter on the same day of the month as the Effective Date (and if there is no corresponding day, the last day of the month), so that the Option will be fully vested and exercisable four (4) years from the Effective Date, subject to Executive continuing to be a Service Provider (as defined in the Company’s 2008 Equity Incentive Plan (the “Equity Plan”)) through the relevant vesting dates. The Option will be subject to the terms, definitions and provisions of the Equity Plan and the stock option agreement by and between Executive and the Company (the “Option Agreement”), both of which documents are incorporated herein by reference.

(d) Restricted Stock Unit Award. As of the Effective Date, Executive will be granted a restricted stock unit award for 75,000 shares of the Company’s Common Stock (the “RSU Award”). Subject to the accelerated vesting provisions set forth herein, the RSU Award will vest annually, with 24,999 shares vesting after the first year and the remaining 50,001 shares vesting in equal annual installments of 16,667 shares each, over the remaining three (3) year period following the one year anniversary of the Effective Date (such that, subject to Executive continuing to be a Service Provider on the relevant vesting dates, all shares subject to the RSU Award shall vest over the four (4) year period following the Effective Date), subject to Executive continuing to be a

Service Provider (as defined in the Equity Plan) through the relevant vesting dates. The RSU Award will be subject to the terms, definitions and provisions of the Equity Plan and the restricted stock unit award agreement by and between Executive and the Company (the “RSU Award Agreement”), both of which documents are incorporated herein by reference.

(e) Equity. Executive will be eligible to receive awards of stock options, restricted stock units or other equity awards pursuant to any plans or arrangements the Company may have in effect from time to time. The Board or its compensation committee will determine in its discretion whether Executive will be granted any such equity awards and the terms of any such award in accordance with the terms of any applicable plan or arrangement that may be in effect from time to time.

(f) Relocation Benefits. It is the Company’s understanding, and a condition to Executive’s continued employment as the Company’s President and Chief Executive Officer, that Executive will relocate to the San Francisco Bay Area within twelve (12) months of the Effective Date. If Executive incurs expenses relating to such relocation to the San Francisco Bay Area during the twelve (12) month period following the execution of this Agreement, the Company will reimburse Executive for up to $65,000 of Executive’s reasonable and properly documented relocation expenses, including, but not limited to, expenses such as monthly rent for temporary housing, travel, packing, and moving expenses, as well as reasonable costs, including, but not limited to, broker’s fees, incurred in connection with selling Executive’s residence in Ohio and buying or renting a residence in the San Francisco Bay Area, so long as Executive remains an employee of the Company on the date such expenses are reimbursed. In order to receive such reimbursement, Executive must comply with the Company’s standard expense reimbursement policies.

(g) Pre-Commencement Change of Control Fee. In the event that Executive has complied with all of Executive’s obligations hereunder (including using his best efforts to commence employment with the Company on or before October 15, 2011) and prior to the earlier to occur of (i) October 16, 2011 or (ii) the commencement of Executive’s employment with the Company, the Company enters into a definitive agreement relating to a Change of Control (as defined below) that prohibits the Company from hiring Executive, then, subject to (x) the closing of the applicable Change of Control, (y) Executive signing and not revoking a standard release of claims with the Company and its successor in a form acceptable to the Company and its successor and subject to Section 8 below and (z) Executive agreeing to terminate this Agreement, the Company shall pay Executive a one-time lump sum cash payment equal to $500,000, less applicable withhold.

4. Employee Benefits. During the Employment Term, Executive will be entitled to participate in the employee benefit plans currently and hereafter maintained by the Company of general applicability to other senior executives of the Company, including, without limitation, the Company’s group medical, dental, vision, disability, life insurance, and flexible-spending account plans. The Company reserves the right to cancel or change the benefit plans and programs it offers to its employees at any time.

5. Vacation. During the Employment Term, Executive will be eligible to accrue a maximum of four (4) weeks of paid vacation per year on a monthly basis from the Effective Date during the Executive’s first five (5) years of employment. After five (5) years of employment, Executive’s vacation accrual will increase as per the Company’s vacation policy. Executive may also be eligible for holidays and sick/family care days pursuant to the Company’s standard policies relating thereto, which may be modified from time to time at the Company’s discretion.

6. Expenses. During the Employment Term, the Company will reimburse Executive for reasonable travel, entertainment or other expenses incurred by Executive in the furtherance of or in connection with the performance of Executive’s duties hereunder, in accordance with the Company’s expense reimbursement policy as in effect from time to time.

7. Severance.

(a) Termination for other than Cause, Death or Disability or Resignation for Good Reason In Connection With a Change of Control. If, in the event that within twelve (12) months following a Change of Control, or at any time prior to a Change of Control if such termination is effected at the request of an Acquiror, (x) Executive terminates his employment with the Company (or any parent, subsidiary or successor of the Company) for Good Reason, or (y) the Company (or any parent, subsidiary or successor of the Company) terminates Executive’s employment other than for Cause, death or Disability, and, in each case, Executive signs and does not revoke a standard release of claims with the Company in a form acceptable to the Company and subject to Section 8 below, then Executive will receive, in addition to Executive’s salary payable through the date of termination of employment and any other employee benefits earned and owed through the date of termination, the following severance from the Company:

(i) Continuing payments of severance pay, less applicable withholding, at a rate equal to Executive’s Base Salary rate, as then in effect, for twelve (12) months from the date of such termination in accordance with the Company’s normal payroll policies;

(ii) Then-outstanding and unvested stock options in Company common stock held by Executive will immediately vest and become exercisable as to one hundred percent (100%) of the then-unvested shares underlying such options (the “Option Acceleration Amount”). Such options will remain exercisable following the termination for the period prescribed in the respective option agreement(s) of Executive, which will not extend past the term of each option, as applicable. Additionally, one hundred percent (100%) of any then-unvested restricted stock unit awards then-held by Executive will immediately vest (the “Restricted Stock Unit Acceleration Amount”); and

(iii) Reimbursement by the Company for the cost of premiums for Executive and Executive’s covered dependents, if any, for group health insurance continuation coverage under Title X of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) for up to twelve (12) months following Executive’s termination of employment (the “Enhanced COBRA Premium Reimbursement”), provided that (x) Executive and Executive’s covered dependents timely elect and remain eligible for continued coverage under COBRA and (y) such Enhanced COBRA Premium Reimbursement does not result in excise tax penalties for the Company under applicable laws (including, without limitation, Section 2716 of the

Public Health Service Act). Executive will be required to substantiate such COBRA costs within thirty (30) days of each such monthly premium payment, which amount shall be reimbursed within ten (10) business days after the Company’s determination that such substantiation is satisfactory.

(b) Termination for other than Cause, Death or Disability or Resignation for Good Reason Apart From a Change of Control. Provided that Section 7(a) does not apply, if in the event that prior to a Change of Control (x) Executive terminates his employment with the Company (or any parent or subsidiary of the Company) for Good Reason, or (y) the Company (or any parent or subsidiary of the Company) terminates Executive’s employment other than for Cause, death or Disability, and, in each case, Executive signs and does not revoke a standard release of claims with the Company in a form acceptable to the Company and subject to Section 8 below, then Executive will receive, in addition to Executive’s salary payable through the date of termination of employment and any other employee benefits earned and owed through the date of termination, the following severance from the Company:

(i) Continuing payments of severance pay, less applicable withholding, at a rate equal to Executive’s Base Salary rate, as then in effect, for (x) six (6) months following the date of termination if such termination occurs prior to the six (6) month anniversary of the date on which you commence employment with the Company, or (y) for twelve (12) months following the date of termination if such termination occurs on or following the six (6) month anniversary of the date on which you commence employment with the Company. Any such severance payments shall be made in accordance with the Company’s normal payroll policies; and

(ii) Reimbursement by the Company for the cost of premiums for Executive and Executive’s covered dependents, if any, for group health insurance continuation coverage under COBRA for up to twelve (12) months following Executive’s termination of employment (the “COBRA Premium Reimbursement”), provided that (x) Executive and Executive’s covered dependents timely elect and remain eligible for continued coverage under COBRA and (y) such COBRA Premium Reimbursement does not result in excise tax penalties for the Company under applicable laws (including, without limitation, Section 2716 of the Public Health Service Act). Executive will be required to substantiate such COBRA costs within thirty (30) days of each such monthly premium payment, which amount shall be reimbursed within ten (10) business days after the Company’s determination that such substantiation is satisfactory.

8. Conditions to Receipt of Severance; No Duty to Mitigate.

(a) Separation Agreement and Release of Claims. The payment of any severance set forth in Section 7 above is contingent upon Executive signing and not revoking the Company’s standard separation and release of claims agreement upon Executive’s termination of employment that becomes effective no later than sixty (60) days following Executive’s employment termination date (such deadline, the “Release Deadline”). If the release does not become effective by the Release Deadline, Executive will forfeit any rights to severance under this Agreement. In no event will severance payments be paid or provided until the release actually becomes effective. Upon the release becoming effective and irrevocable, any payments delayed from the date Executive terminates employment through the effective date of the release will be payable in a lump sum without interest as soon as administratively practicable after the Release Deadline and all other amounts will be payable in accordance with the payment schedule applicable to each payment or benefit. In the event the termination occurs at a time during the calendar year where the release could become effective in the calendar year following the calendar year in which Executive’s termination occurs, then any severance payments under this letter that would be considered Deferred Payments (as defined below) will be paid on the first payroll date to occur during the calendar year following the calendar year in which such termination occurs, or, if later, (i) the Release Deadline, (ii) such time as required by the payment schedule provided above that is applicable to each payment or benefit, or (iii) the Delayed Initial Payment Date (as defined below).

(b) Non-Solicitation. The receipt of any severance benefits pursuant to Section 7(a) or (b) will be subject to Executive not violating the provisions of Section 11. In the event Executive breaches the provisions of Section 11, all continuing payments and benefits to which Executive may otherwise be entitled pursuant to Section 7(a) or (b) will immediately cease.

(c) Section 409A.

(i) Notwithstanding anything to the contrary in this Agreement, no severance pay or benefits payable upon separation that is payable to Executive, if any, pursuant to this Agreement, when considered together with any other severance payments or separation benefits that are considered deferred compensation (together, the “Deferred Payments”) under Section 409A of the Internal Revenue Code, as amended (the “Code”) and the final regulations and official guidance thereunder (“Section 409A”) will be payable until Executive has a “separation from service” within the meaning of Section 409A.

(ii) Notwithstanding anything to the contrary in this Agreement, if Executive is a “specified employee” within the meaning of Section 409A at the time of Executive’s termination of employment, then, if required, the Deferred Payments, which are otherwise due to Executive on or within the six (6) month period following Executive’s termination will accrue, to the extent required, during such six (6) month period and will become payable in a lump sum payment on the date six (6) months and one (1) day following the date of Executive’s termination of employment or the date of Executive’s death, if earlier (the “Delayed Initial Payment Date”). All subsequent Deferred Payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment and benefit payable under the Agreement is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

(iii) Any severance payment that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations shall not constitute Deferred Payments for purposes herein. Any amount paid under this Agreement that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that does not exceed the Section 409A Limit (as defined below) will not constitute Deferred Payments for purposes herein.

(iv) For purposes of this Agreement, “Section 409A Limit” means the lesser of two (2) times: (x) Executive’s annualized compensation based upon the annual rate of pay paid to Executive during Executive’s taxable year preceding Executive’s taxable year of Executive’s termination of employment as determined under Treasury Regulation 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto; or (y) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which Executive’s employment is terminated.

(v) The foregoing provisions are intended to comply with or be exempt from the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. Executive and the Company agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Executive under Section 409A.

(d) Confidential Information Agreement. Executive’s receipt of any payments or benefits under Section 7 will be subject to Executive continuing to comply with the terms of Confidential Information Agreement (as defined in Section 10).

(e) Limitation on Payments. In the event that the severance and other benefits provided for in this Agreement or otherwise payable to Executive (i) constitute “parachute payments” within the meaning of Section 280G of the Code and (ii) but for this Section 8, would be subject to the excise tax imposed by Section 4999 of the Code, then Executive’s severance benefits under Section 7 will be either:

(i) delivered in full, or

(ii) delivered as to such lesser extent which would result in no portion of such severance and other benefits being subject to excise tax under Section 4999 of the Code (a “Reduced Payment”),

whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by Executive on an after-tax basis, of the greatest amount of severance benefits, notwithstanding that all or some portion of such severance benefits may be taxable under Section 4999 of the Code. If a Reduced Payment is made, (x) the severance and other benefits shall be paid only to the extent permitted under the Reduced Payment alternative, and Executive shall have no rights to any additional payments and/or benefits constituting a parachute payment, and (y) reduction in payments and/or benefits shall occur in the following order: (1) reduction of cash payments (if any); (2) cancellation of accelerated vesting of equity awards other than stock options; (3) cancellation of accelerated vesting of stock options; and (4) reduction of other benefits (if any) paid to Executive. In the event that acceleration of compensation from Executive’s equity awards is to be reduced, such acceleration of vesting shall be canceled in the reverse order of the date of grant. Executive shall have no right to modify or otherwise influence the reduction of payments under the Reduced Payment alternative.

Unless the Company and Executive otherwise agree in writing, any determination required under this Section 8 will be made in writing by the Company’s independent public accountants immediately prior to Change of Control (the “Accountants”), whose determination will be conclusive and binding upon Executive and the Company for all purposes. For purposes of making the calculations required by this Section 8, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and Executive will furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section 8. The Company will bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 8.

9. Return of Company Materials. Upon separation from employment with the Company, on Company’s earlier request during Executive’s employment, or at any time subsequent to Executive’s employment upon demand from the Company, Executive will immediately deliver, and will not keep in his possession, recreate, or deliver to anyone else, any and all Company property, all devices and equipment belonging to the Company (including computers, handheld electronic devices, telephone equipment, and other electronic devices), all tangible embodiments of the Inventions, all electronically stored information and passwords to access such property, Company credit cards, records, data, notes, notebooks, reports, files, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, photographs, charts, any other documents and property, and reproductions of any of the foregoing items.

10. Definitions.

(a) Acquiror. For purposes of this Agreement an “Acquiror” is either a person or a member of a group of related persons representing such group that in either case obtains effective control of the Company in the transaction or a group of related transactions constituting the Change of Control.

(b) Cause. For purposes of this Agreement, “Cause” means (i) an act of dishonesty made by Executive in connection with Executive’s responsibilities as an employee, (ii) Executive’s conviction of, or plea of nolo contendere to, a felony or any crime involving fraud, embezzlement or any other act of moral turpitude, or a material violation of federal or state law by Executive that the Board reasonably believes has had or will have a detrimental effect on the Company’s reputation or business; (iii) Executive’s gross misconduct, (iv) Executive’s unauthorized use or disclosure of any proprietary information or trade secrets of the Company or any other party to whom Executive owes an obligation of nondisclosure as a result of Executive’s relationship with the Company; (v) Executive’s willful breach of any obligations under any written agreement or covenant with the Company; (vi) Executive’s continued failure to perform his employment duties after Executive has received a written demand of performance from the Company with specifically sets forth the factual basis for the Company’s belief that Executive has not substantially performed his duties and has failed to cure such non-performance to the Company’s satisfaction within ten (10) business days after receiving such notice; or (vii) Executive’s failure to relocate to the San Francisco Bay Area within twelve (12) months of the Effective Date, unless otherwise approved by the Board.

(c) Change of Control. For purposes of this Agreement, “Change of Control” means a change in ownership or effective control of the Company or change in ownership of a substantial portion of the assets of the Company, in each case within the meaning of U.S. Treasury Regulation Section 1.409A-3(i)(5).

(d) Disability. “Disability” means that, at the time notice is given, Executive has been unable to substantially perform Executive’s duties under this Agreement for not less than one-

hundred and twenty (120) work days within a 12-month consecutive period as a result of Executive’s incapacity due to a physical or mental condition and, if reasonable accommodation is required by law, after any reasonable accommodation. Termination resulting from Disability may only be effected after at least thirty (30) days’ written notice by the Company of its intention to terminate Executive’s employment. In the event that Executive resumes the performance of substantially all of his duties hereunder before the termination of his employment becomes effective, the notice of intent to terminate will automatically be deemed to have been revoked.

(e) Good Reason. For purposes of this Agreement, “Good Reason” means the occurrence of one or more of the following events effected without Executive’s prior consent, provided Executive terminates Executive’s employment with the Company within ninety (90) days following the initial existence of the “Good Reason” condition (discussed below): (i) the assignment to Executive of any duties or the reduction of Executive’s duties, either of which results in a material diminution in Executive’s position or responsibilities with the Company; provided that, the continuance of Executive’s duties and responsibilities at the subsidiary or divisional level following a Change of Control, rather than at the parent, combined, or surviving company level following such Change of Control shall not be deemed Good Reason within the meaning of this clause (i); (ii) a reduction by the Company in the base salary of Executive by fifteen percent (15%) or more, unless similar such reductions occur concurrently with and apply to the Company’s senior management; (iii) a material change in the geographic location at which Executive must perform services (for purposes of this Agreement, the relocation of Executive to a facility or a location less than twenty-five (25) miles from the location of the Company’s Mountain View, CA headquarters shall not be considered a material change in geographic location and Executives relocation to the San Francisco Bay Area shall not be considered a material change in geographic location); (iv) a material reduction of facilities, perquisites or in the kind or level of employee benefits to which the Employee is entitled, unless similar such reductions occur concurrently and apply to the Company’s senior management, including the Company’s Chief Executive Officer and other Vice Presidents; or (v) any material breach by the Company of any material provision of this Agreement. Executive will not resign for Good Reason without first providing the Company with written notice of the acts or omissions constituting the grounds for “Good Reason” within ninety (90) days of the initial existence of the grounds for “Good Reason” and a reasonable cure period of not less than thirty (30) days following the date of such notice.

11. Confidential Information. Executive agrees to enter into the Company’s standard Employment, Confidential Information, Invention Assignment, and Arbitration Agreement (the “Confidential Information Agreement”) upon commencing employment hereunder.

12. Non-Solicitation. Until the date one (1) year after the termination of Executive’s employment with the Company for any reason, Executive agrees not, either directly or indirectly, to solicit, induce, attempt to hire, recruit, encourage, take away, hire any employee of the Company (or any parent or subsidiary of the Company) or cause an employee to leave his employment either for Executive or for any other entity or person. Executive represents that he (i) is familiar with the foregoing covenant not to solicit, and (ii) is fully aware of his obligations hereunder, including, without limitation, the reasonableness of the length of time, scope and geographic coverage of these covenants.

13. Assignment. This Agreement will be binding upon and inure to the benefit of (a) the heirs, executors and legal representatives of Executive upon Executive’s death and (b) any successor of the Company. Any such successor of the Company will be deemed substituted for the Company under the terms of this Agreement for all purposes. For this purpose, “successor” means any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company. None of the rights of Executive to receive any form of compensation payable pursuant to this Agreement may be assigned or transferred except by will or the laws of descent and distribution. Any other attempted assignment, transfer, conveyance or other disposition of Executive’s right to compensation or other benefits will be null and void. It shall be considered a material breach of the Agreement if the Company fails to obtain the assumption of this Agreement by any successor to the Company.

14. Notices. All notices, requests, demands and other communications called for hereunder will be in writing and will be deemed given (i) on the date of delivery if delivered personally, (ii) one (1) day after being sent by a well established commercial overnight service, or (iii) four (4) days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors at the following addresses, or at such other addresses as the parties may later designate in writing:

If to the Company:

Iridex Corporation

Attn: Board of Directors

1212 Terra Bella Avenue

Mountain View, California 94043

If to Executive:

at the last residential address known by the Company.

15. Severability. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement will continue in full force and effect without said provision.

16. Arbitration.

(a) Arbitration. In consideration of the parties’ agreement to enter into this Agreement and, as additional consideration, Executive’s service to the Company, its promise to arbitrate all employment related disputes and Executive’s receipt of the compensation, pay raises and other benefits paid to Executive by the Company, at present and in the future, Executive agrees that any and all controversies, claims, or disputes with anyone (including the Company and any employee, officer, director, shareholder or benefit plan of the Company in their capacity as such or otherwise) arising out of, relating to, or resulting from Executive’s service to the Company under this Agreement or otherwise or the termination of Executive’s service with the Company, including any breach of this Agreement, will be subject to binding arbitration under the Arbitration Rules set forth in California Code of Civil Procedure Section 1280 through 1294.2, including Section 1283.05 (the “Rules”) and pursuant to California law. Disputes which Executive agrees to arbitrate, and thereby agrees to waive any right to a trial by jury, include any statutory claims under state or federal law, including, but not limited to, claims under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, the California Fair Employment and Housing Act, the California Labor Code, claims of harassment, discrimination or wrongful termination and any statutory claims. Executive further understands that this Agreement to arbitrate also applies to any disputes that the Company may have with Executive.

(b) Procedure. Executive agrees that any arbitration will be administered by the Judicial Arbitration and Mediation Services (“JAMS”) and that a neutral arbitrator will be selected in a manner consistent with its National Rules for the Resolution of Employment Disputes. All arbitration proceedings shall be held in Santa Clara County, California. The arbitration proceedings will allow for discovery according to the rules set forth in the Employment Arbitration Rules and Procedures of JAMS (the “JAMS Rules”), which are available at http://www.jamsadr.com/rules-employment-arbitration/, or California Code of Civil Procedure. Executive agrees that the arbitrator will have the power to decide any motions brought by any party to the arbitration, including motions for summary judgment and/or adjudication and motions to dismiss and demurrers, prior to any arbitration hearing. Executive agrees that the arbitrator will issue a written decision on the merits. Executive also agrees that the arbitrator will have the power to award any remedies available under applicable law, including attorneys’ fees and costs to the prevailing party, but only so much as would be awarded in a court of law. Executive understands the Company will pay for any administrative or hearing fees charged by the arbitrator or JAMS except that with respect to any arbitration Executive initiates, Executive will pay the amount Executive would have otherwise been required to pay to file a claim in court. Executive agrees that the arbitrator will administer and conduct any arbitration in a manner consistent with the Rules and that to the extent that the Rules conflict with the Rules, the Rules will take precedence.

(c) Remedy. Except as provided by the Rules, arbitration will be the sole, exclusive and final remedy for any dispute between Executive and the Company. Accordingly, except as provided for by the Rules, neither Executive nor the Company will be permitted to pursue court action regarding claims that are subject to arbitration.

(d) Availability of Injunctive Relief. In addition to the right under the Rules to petition the court for provisional relief, Executive agrees that any party may also petition the court for injunctive relief where either party alleges or claims a violation of this Agreement or the Confidentiality Agreement or any other agreement regarding trade secrets, confidential information, nonsolicitation or Labor Code §2870. In the event either party seeks injunctive relief, the prevailing party will be entitled to recover reasonable costs and attorneys’ fees.

(e) Administrative Relief. Executive understands that this Agreement does not prohibit Executive from pursuing an administrative claim with a local, state or federal administrative body such as the Department of Fair Employment and Housing, the Equal Employment Opportunity Commission, the Department of Labor Standards Enforcement, or the workers’ compensation board. This Agreement does, however, preclude Executive from pursuing court action regarding any such claim.

(f) Voluntary Nature of Agreement. Executive acknowledges and agrees that Executive is executing this Agreement voluntarily and without any duress or undue influence by the Company or anyone else. Executive further acknowledges and agrees that Executive has carefully read this Agreement and that Executive has asked any questions needed for Executive to understand the terms, consequences and binding effect of this Agreement and fully understands it, including that EXECUTIVE IS WAIVING EXECUTIVE’S RIGHT TO A JURY TRIAL. Finally, Executive agrees that Executive has been provided an opportunity to seek the advice of an attorney of Executive’s choice before signing this Agreement.

17. Integration. This Agreement, together with the Option Plan, Option Agreement and the Confidential Information Agreement represents the entire agreement and understanding between the parties as to the subject matter herein and supersedes all prior or contemporaneous agreements whether written or oral. This Agreement may be modified only by agreement of the parties by a written instrument executed by the parties that is designated as an amendment to this Agreement.

18. Waiver of Breach. The waiver of a breach of any term or provision of this Agreement, which must be in writing, will not operate as or be construed to be a waiver of any other previous or subsequent breach of this Agreement.

19. Headings. All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.

20. Tax Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable taxes.

21. Governing Law. This Agreement will be governed by the laws of the State of California without regard to California’s conflicts of law rules that may result in the application of the laws of any jurisdiction other than California. To the extent that any lawsuit is permitted under this Agreement, Executive hereby expressly consents to the personal and exclusive jurisdiction and venue of the state and federal courts located in California for any lawsuit filed against Executive by the Company.

22. Acknowledgment. Executive acknowledges that he has had the opportunity to discuss this matter with and obtain advice from his private attorney, has had sufficient time to, and has carefully read and fully understands all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.

23. Counterparts. This Agreement may be executed in counterparts, and each counterpart will have the same force and effect as an original and will constitute an effective, binding agreement on the part of each of the undersigned.

[Remainder of Page Intentionally Left Blank. Signature Page Follows.]

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.

COMPANY:

IRIDEX CORPORATION

By:	/s/ William M. Moore	Date:	August 16, 2011
Title:	Chairman of the Board

EXECUTIVE:

/s/ Dominik Beck		Date:	August 29, 2011
Dr. Dominik Beck

[SIGNATURE PAGE TO DR. DOMINIK BECK’S EMPLOYMENT AGREEMENT]